EXHIBIT 10.1 –	Restated Term Loan Agreement by and between Farm Credit Services of America, FLCA and East Fork Biodiesel, LLC dated June 17, 2008

RESTATED TERM LOAN AGREEMENT

          This Restated Term Loan Agreement is made and entered into this 17 day of June, 2008, by and between Farm Credit Services of America, FLCA (“Farm Credit”) and East Fork Biodiesel, LLC, Algona, Iowa (the “Company”).

BACKGROUND

          A.          The Company and Farm Credit are parties to a Master Loan Agreement dated as of January 3, 2007, and numbered R10457 (the “Master Loan Agreement”), pursuant to which Farm Credit has provided credit and other financial accommodations to the Company for the purpose of constructing a sixty million (60,000,000) gallon (annual capacity) biodiesel facility situated in Kossuth County, Iowa (the “Facility”) as well as for working capital purposes;

          B.          There are currently two loan supplements outstanding under the Master Loan Agreement; a Construction and Term Loan Supplement dated as of January 30, 2007, and numbered R10457T01 (the “Term Loan”), and a Construction and Revolving Term Loan Supplement dated as of January 30, 2007, and numbered R10457T02 (the “Revolver” and together with the Master Loan Agreement and the Term Loan, the “Loan Documents”);

          C.          Farm Credit has previously appointed and authorized CoBank, ACB to act as its agent under the Loan Documents (“Agent”).

          D.          The Facility has now been constructed and completed and the Company and Farm Credit wish to restate the Term Loan in its entirety and cancel the Master Loan Agreement and the Revolver. The Term Loan is hereby restated in its entirety as set forth herein: the Master Loan Agreement is hereby terminated and cancelled; and the Revolver is hereby terminated and cancelled.

          Accordingly, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and accuracy of which are hereby acknowledged, the parties hereby agree as follows:

          1.           The Loan. Farm Credit has loaned the Company the principal sum of Twenty-Four Million Five Hundred Thousand and 00/100 Dollars ($24,500,000.00) on a term basis (the “Loan”). The parties hereto acknowledge as follows:

                       A.          Pursuant to the Master Loan Agreement and the Term Loan, Farm Credit has advanced and the Company has received, Nineteen Million Eight Hundred Eighty-Nine Thousand Forty-Three and 62/100 Dollars ($19,889,043.62) of the Loan;

                       B.          The Agent shall credit the Loan in the sum of Two Hundred Sixty Thousand Three Hundred Seventy-Seven and 95/100 Dollars ($260,377.95) together with accrued interest thereon, which is the present outstanding balance of the Revolver owed by the Company to Farm Credit and which credit shall satisfy in full the Company’s outstanding balance under the Revolver together with all accrued interest;

                       C.          The Agent shall hold in reserve the sum of Two Hundred Eighty-Nine Thousand Ten and 00/100 Dollars ($289,010.00) which shall be used by the Company exclusively for the Facility’s final construction costs and retainage due the general contractor;

                       D.          The Agent shall retain Six Hundred Thousand and 00/100 Dollars ($600,000.00)(the “Carve-Out”) which will be carved out of the Loan and applied by the Agent on a pro rata monthly basis to the monthly interest due by the Company for all funds drawn under the Loan and thus outstanding and due Farm Credit commencing with the month of July, 2008 and paid in August, 2008; and

                        E.          After the application of funds as set forth in Sections 1.A. thru 1.D. above, the Company shall have until February 28, 2009 to draw, at its discretion any and all of the balance of the Loan after which such right to draw shall be terminated and the Company will have no right to drawn any remaining unfunded balance.

          2.           Interest. The Company agrees to pay interest on the unpaid principal balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

                        A.          Agent Base Rate. At a rate per annum equal at all times to ¾ of 1% above the rate of interest established by Agent from time to time as its Agent Base Rate, which Rate is intended by Agent to be a reference rate and not its lowest rate. The Agent Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

                        B.          LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus 3.25%. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR” shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

                       The Company shall select the applicable rate option at the time it executes this Agreement hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), or in writing and must be received by Agent not later than 10:00 A.M. Agent’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three- month anniversary of the commencement date of such Interest Period, and at maturity.

          3.           Promissory Note. The Company promises to repay the Loan as follows: (i) in 26 equal, consecutive quarterly installments of $912,500.00 with the first such installment due on February 20, 2009, and the last such installment due on May 20, 2015; and (ii) followed by a final installment in an amount equal to the remaining unpaid principal balance of the Loans on August 20, 2015.

          In addition, for each fiscal year end, beginning with the fiscal year ending 2008, and ending with the fiscal year ending 2014, the Company shall also, within ninety (90) days after the end of such fiscal year, make a special payment of an amount equal to 75% of the “Free Cash Flow” (as defined below) of the Company, not to exceed $2,000,000.00 per fiscal year; and provided, however, that (i) if such payment would result in a covenant default, the amount of the payment shall be reduced to an amount which would not result in a covenant default; (ii) if such payment would result in a breakage of a fixed interest rate, then applicable broken funding surcharges would still apply; and (iii) the aggregate of such Free Cash Flow payments shall not exceed $7,000,000.00. The term “Free Cash Flow” is defined as the Company’s annual profit net of taxes, plus the respective fiscal year’s depreciation and amortization, minus allowed capitalized expenditures for fixed assets, allowed distributions to owners, and scheduled Loan payments to Agent and other long-term debt creditors. This special payment shall be applied to the principal installments in the inverse order of their maturity. Additionally, the definition of Free Cash Flow applies to the fiscal years ending in 2008, 2009, 2010, 2011, 2012, 2013 and 2014.

          If any installment due date is not a day on which Agent is open for business, then such installment shall be due and payable on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 2 hereof.

          4.          Security.

                       A.          Mortgage. The parties acknowledge the Company has executed in favor of Farm Credit that certain Mortgage in favor of Farm Credit dated January 30, 2007, filed April 9, 2007, at 2007-1411 in the records of Kossuth County, Iowa, (the “Mortgage”) and that the Mortgage remains a first perfected security lien against the Facility and as such security for this Restated Term Loan Agreement.

                       B.          Personal Property. The Company hereby grants to Farm Credit, a security interest in the following described personal property of the Company, wherever located and whether now owned or hereafter acquired, together with all accessions and additions thereto, and proceeds thereof:

all equipment, fixtures, furniture, and articles of tangible personal property (except inventory and supplies), now owned or hereafter acquired by the Company and now or hereafter located on, attached to or used on or about the Facility which are necessary for the operation of the Facility for all purposes which it is intended, or the activities conducted therein, and all renewals or replacements thereof or substitutions therefor, whether or not the same shall be attached to the Facility in any manner (the “Collateral”).

The Company shall, from time to time, upon request of the Agent, provide Agent with a current inventory of all of the personal property in which the Agent is granted a security interest hereunder and such detail as Agent may require.

                    The Company shall execute Amendment No. 1 to Security Agreement, a copy of which is attached hereto as Exhibit 4.B and Agent shall file an amendment to the UCC-1 Financing Statement previously filed of record to reflect the Amendment to the Security Agreement.

                    C.          Lien on Equity. The Company’s obligations under this Restated Term Loan Agreement, the Master Loan Agreement, and all Loan Documents and all instruments and documents contemplated hereby and thereby, shall be secured by a statutory first lien on all equity which the Company may now or hereafter require in Farm Credit.

          5.      Affirmative Covenants. Unless otherwise agreed to in writing by Agent while this Restated Term Loan Agreement is in effect, the Company agrees to:

                    A.          Eligibility. Maintain its status as an entity eligible to borrow from Farm Credit.

                    B.         Company Existence, Licences, Etc. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

                    C.         Compliance with Laws. Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection. In addition, the Company agrees to cause all persons occupying or present on any of its properties to comply in all material respects with all environmental protection Laws.

                    D.         Insurance. Maintain insurance with insurance companies or associations acceptable to Agent in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as Agent may request. All such policies insuring any collateral for the Company’s obligations to Farm Credit shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to Agent. At Agent’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to Agent) shall be delivered to Agent.

                       E.           Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

                       F.           Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

                       G.           Inspection. Permit Agent or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

                       H.           Reports and Notices. Furnish to Agent:

                                      i.           Annual Financial Statements. As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual financial statements of the Company, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to Agent; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to Agent; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

                                      ii.          Interim Financial Statements. As soon as available, but in no event more than 45 days after the end of each quarter (beginning with the quarter ending June 30, 2008), a balance sheet of the Company, if any, as of the end of such month, a statement of income for the Company, if any for such period and for the period year to date, and such other interim statements as Agent may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and, if required by written notice from Agent, certified by an authorized officer or employee of the Company acceptable to Agent.

                                     iii.        Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

                                      iv.        Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company which, if determined adversely to the Company, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company.

                                      v.          Notice of Environmental Litigation, Etc. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

                                      vi.         Formation Documents. Promptly after any change in the Company’s Operating Agreement or Articles of Organization (or like documents), copies of all such changes, certified by the Company’s Secretary.

                                      vii.        Budgets. As soon as available, but in no event more than 90 days after the end of any fiscal year of the Company occurring during the term hereof, copies of the Company’s board-approved annual budgets and forecasts of operations and capital expenditures.

                                     viii.       Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company as Agent may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 5(H)(iv) and (v) above.

          6.          Negative Covenants. Unless otherwise agreed to in writing by Agent, while this Restated Term Loan Agreement is in effect the Company will not:

                       A.          Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (i) debt to Farm Credit; (ii) debt incurred to provide working capital to the Company; (iii) accounts payable to trade creditors incurred in the ordinary course of business; (iv) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (v) debt of the Company exclusively for improvements or additions to the Facility, (provided that the terms and conditions and the lien priority of such debt is consented to by Agent, which consent shall not be unreasonably withheld); (vi) debt of the Company to miscellaneous creditors in an aggregate amount not to exceed $500,000.00; and (vii) debt to Iowa Department of Economic Development in an amount not to exceed $385,000.00.

                       B.            Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (i) Liens in favor of Farm Credit; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business, as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (vii) Liens in favor of miscellaneous creditors to secure indebtedness permitted hereunder with lien priority acceptable to Agent; (viii) Liens subject to purchase money obligations; and (ix) Liens in favor of creditors exclusively for improvements or additions to the Facility (provided that the terms and conditions and the lien priority of such debt is consented to by Agent, which consent shall not be unreasonably withheld); and (x) Liens securing the Borrowings described in Section 6.A. above.

                       C.            Mergers, Acquisitions, Etc. Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

                    D.           Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

                    E.           Loans. Lend or advance money, credit, or property to any person or entity, except for trade credit extended in the ordinary course of business.

                    F.           Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business.

                    G.           Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.

                    H.          Dividends, Etc. Company will not declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for value any of its capital stock, or allocate or otherwise set apart any sum, except that in any fiscal year of the Company a distribution may be made to the Company’s members/owners of up to 40% of the net profit (according to GAAP) for each fiscal year after receipt of the audited financial statements for the pertinent fiscal year, provided that the Company is and will remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to each fiscal of the Company, a distribution may be made in excess of 40% of the net profit for such fiscal year if the Company has made the required “Free Cash Flow” payment to Agent for such fiscal year, and provided that the Company is and will remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said additional payment.

                    7.           Events of Default. Each of the following shall constitute an “Event of Default” under this a Restated Term Loan Agreement:

                    A.           Payment Default. The Company should fail to make any payment of interest or principal when due to Agent, or purchase any equity in Farm Credit, when due.

                    B.           Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in any other document related to or furnished in connection with this Restated Term Loan Agreement shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

                    C.           Certain Affirmative Covenants. The Company should fail to perform or comply with Sections 5(A) through 5(H)(ii), 5(H)(vi) through 5(H)(viii) or any reporting covenant set forth in hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by Agent to the Company.

                    D.           Other Covenants and Agreements. The Company should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

                    E.           Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and Farm Credit.

                     F.           Other Indebtedness. The Company should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

                    G.           Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company and either: (i) enforcement proceedings shall have been commenced, (ii) a Lien prohibited under Section 6(B) hereof shall have been obtained, or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

                    H.           Insolvency, Etc. The Company shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

                    I.            Material Adverse Change. Any material adverse change occurs, as reasonably determined by Agent, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby; provided, however, Agent will not invoke this Section 7.1. as an Event of Default so long as no Event of Default under Section 7.A. exists.

          8.       Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, Farm Credit shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, Farm Credit or Agent may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the Loan, all accrued interest thereon, and all other amounts payable under this a Restated Term Loan Agreement, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:

                    A.           Enforcement. Farm Credit or Agent may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Restated Term Loan Agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Farm Credit or Agent to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, Agent may hold and/or set off and apply against the Company’s obligations to Farm Credit cash collateral held by Farm Credit or Agent, or any balances held by Farm Credit or Agent for the Company’s account (whether or not such balances are then due).

                    B.          Application of Funds. Agent may apply all payments received by it to the Company’s obligations to Farm Credit in such order and manner as Agent may elect in its sole discretion.

                    In addition to the rights and remedies set forth above: (i) if the Company fails to purchase any equity in Farm Credit when required or fails to make any payment to Agent when due, then at Agent’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

          9.      Broken Funding Surcharge. Notwithstanding any provision contained in this Restated Term Loan Agreement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to Agent a surcharge in an amount equal to the greater of: (i) an amount which would result in Farm Credit, Agent, and all subparticipants being made whole (on a present value basis) for the actual or imputed funding losses incurred by Farm Credit, Agent, and all subparticipants as a result thereof; or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to Agent a surcharge in an amount sufficient (on a present value basis) to enable Farm Credit, Agent, and all subparticipants to maintain the yield they would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by Farm Credit, Agent, and all subparticipants (copies of which will be made available to the Company upon request).

          10.    Complete Agreement, Amendments. This Restated Term Loan Agreement, is intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by Agent and contained in a writing signed by or on behalf of Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          11.    Ratification/Interpretation/Defined Terms. Except as expressly set forth in this Restated Term Loan Agreement, the Master Loan Agreement is hereby ratified and affirmed by the parties and thereafter is deemed cancelled and terminated; the Term Loan is restated in its entirety by this Restated Term Loan Agreement; and the Revolver is hereby terminated. In the event of a conflict between the terms and conditions of this Restated Term Loan Agreement and the Master Loan Agreement, or the terms and conditions of this Restated Term Loan Agreement and the Term Loan, the terms of this Restated Term Loan Agreement shall control. The parties hereto acknowledge and agree that the intent and purpose of this Restated Term Loan Agreement shall be considered and given full effect in any interpretation of this Restated Term Loan Agreement and the Master Loan Agreement, and to this end, the Restated Term Loan Agreement is hereby modified accordingly. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restated Term Loan Agreement.

          12.          Applicable Law. Except to the extent governed by applicable federal law, this Restated Term Loan Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

          13.          Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or three days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Agent, as follows:	If to the Company, as follows:

For general correspondence purposes: CoBank, ACB P.O. Box 5110 Denver, CO 80217-5110	East Fork Biodiesel, LLC P.O. Box 21 Algona, IA 50511 Attention: President Fax No.: (515) 395-8891

For direct delivery purposes, when desired: CoBank, ACB 5500 South Quebec Street Greenwood Village, CO 80111-1914 Attention: Credit Information Services Fax No.: (303) 224-6101	With copies to: Lane & Waterman, LLP 220 N. Main Street, Suite 600 Davenport, IA 52801-1987 Attention: Edmund Carroll Fax No.: (563) 324-1616

With a copy to: Ronald P. Seigley Vice President, Division Manager CoBank, ACB P.O. Box 5110 Denver, CO 80217	Terrence A. Kilburg Kilburg Consulting, LLC 4218 Stonehaven Drive Bettendorf, IA 52702

          14.          Taxes and Expenses. To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by Agent, including expenses of in-house counsel of Agent) incurred by Agent and any participants from Farm Credit in connection with the origination, administration, collection, and enforcement of this Restated Term Loan Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to Farm Credit, and any stamp, intangible, transfer, or like tax payable in connection with this Restated Term Loan Agreement or any other Loan Document.

          15.          Effectiveness and Severability. This Restated Term Loan Agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this Agreement shall have been paid or satisfied; (ii) Agent has no commitment to extend credit to or for the account of the Company; and (iii) either party sends written notice to the other terminating this Restated Term Loan Agreement. Any provision of this Restated Term Loan

Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

          16.          Successors and Assigns. This Restated Term Loan Agreement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and Farm Credit and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Restated Term Loan Agreement, or any other Loan Document without the prior written consent of Agent.

          17.          Participations, Etc. Farm Credit has sold to one or more banks, financial institutions or other lenders a participation in the Loan made pursuant to this Restated Term Loan Agreement. However, no such participation shall relieve Farm Credit of any commitment made to the Company hereto. In connection with the foregoing, Farm Credit has disclosed information concerning the Company to any participants and each participant, provided has agreed to keep such information confidential. Farm Credit agrees that the Loan made by Farm Credit and retained for its own account or repurchased may be entitled to patronage distributions in accordance with the bylaws of Farm Credit and its practices and procedures related to patronage distribution. Accordingly, the Loan that is included in the sale of participation interest and not retained or repurchased shall not be entitled to patronage distributions from Farm Credit. A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof). The Company acknowledges Farm Credit has given it written notification of the sale of participation interests.

          18.          Counterparts. This Restated Term Loan Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

          19.          Administrative Fee. The Company has paid to Agent on November 30, 2007, and agrees to pay to Agent on each November 30 thereafter, for as long as the Company has commitments from Farm Credit, an administrative fee in the amount of Twenty-Five Thousand and 00/100 Dollars ($25,000.00).

          IN WITNESS WHEREOF, the parties have caused this Restated Term Loan Agreement to be executed by their duly authorized officers as of the date shown above.

EXHIBIT A

to Agreement dated as of ____ ____, 2008

FORM OF NOTICE OF BORROWING

From: East Fork Biodiesel, LLC

Date: _______________

CoBank, ACB, Administrative Agent
5500 S. Quebec Street
Greenwood Village, CO 80111
Facsimile: (303) 740-4100
Email: agencybank@cobank.com

Re:      East Fork Biodiesel, LLC — Notice of Borrowing

Ladies and Gentlemen:

          This Notice of Borrowing is delivered to you pursuant to the Agreement dated as of __________, 2008, between East Fork Biodiesel, LLC and Farm Credit Services of America, FLCA.

[The Remainder of this Page is Intentionally Left Blank]

Borrower hereby gives you notice in accordance with Section 1 (d) of the Agreement:

                    1. The requested date of the Borrowing is ____________ which is a Business Day.

                    2. The Borrowing shall consist of an aggregate principal amount of $____________

                    3. The Borrowing shall consist of:

A. Base Rate Loans
$	__________________________

B.	*LIBOR Loans
$	___________________ for ___ month(s)

C.	*Conversions and Continuations

Convert from Base to LIBOR
$	__________________________ for ___ month(s)

Continuation of LIBOR
$	__________________________ for ___ month(s)

*At least three business day’s prior notice must be given for LIBOR

IN WITNESS WHEREOF, Borrower has caused this Notice of Borrowing to be duly executed and delivered by an authorized officer of Borrower as of the date first above written.

EAST FORK BIODIESEL

By:

Name:
Title: